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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132192 and Form S-8 No. 333-159004) pertaining to the 2005 Stock Option and Incentive Plan and the 2006 Omnibus Long-Term Incentive Plan of Liquidity Services, Inc. of our reports dated November 29, 2012, with respect to the consolidated financial statements and schedule of Liquidity Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Liquidity Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2012.

/s/ Ernst & Young LLP
McLean, Virginia
November 29, 2012

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  EXHIBIT 23.1